EXHIBIT 4.2
ARKADOS GROUP, INC.
220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
_________________________________

REQUEST FOR EXTENSION
_________________________________

July 3, 2007

To:	All holders of the above company’s
6% Convertible Subordinated Notes due June 30 and July 7, 2007 (the “Notes”)
$1,066,500 Principal amount outstanding

Arkados Group, Inc., formerly CDKnet.com, Inc., a Delaware corporation (the “Company”) hereby offers the holders of the Notes three year Warrants in the form annexed hereto as Exhibit A (“Warrants”) to purchase shares of the Company’s common stock for $0.85 per share in exchange for amending the Notes to:

i.	Change the definition of “Maturity Date” from June 30 or July 7, 2007 as the case may be, to June 30, 2008;
ii.
Change the definition of “Conversion Price” to read as follows:  “Conversion Price” means, as of any Conversion Date or other date of determination (i) ~~$1.125~~$0.85 during a Conversion Period following the occurrence of an A Conversion Trigger; or (ii) ~~$1.575~~$0.85 during a Conversion Period following a B conversion Trigger; provided, that if a B Conversion Trigger occurs during a conversion Event following the occurrence of a B Conversion Trigger, the Conversion Price shall be the Conversion Price applicable on the day preceding the Conversion Date.”; and

iii.
Change the definition of “Conversion Trigger” to read as follows:  “Conversion Trigger” means, a period of five (5) consecutive Trading Days during which the Closing Bid Price exceeds: (i) in the case of an A Conversion Trigger, ~~$1.50~~$1.25; and (ii) in the case of a B Conversion Trigger, ~~$2.50~~$1.40.”

The number of Warrants to be issued to each holder will be determined by multiplying the principal amount of the holder’s Note by 0.15 and dividing by $0.85 (17.65 Warrants per $100 principal), rounding up to the nearest whole Warrant.  The offer is subject to the acceptance of not less than the holders of $711,001 principal amount of the Notes on or before July 6, 2007, which condition may be waived by the company at its discretion.  Interest on the Notes will continue to accrue at the rate of 6% and will be payable at maturity.  If accepted by such holders, the amendment will, under Section 17 of the Notes, be binding on all holders and all holders will receive their allocated share of the Warrants.  Delivery of the Warrants will be made to you at your address as it appears on the Company’s Note register.   Please complete, sign and return this form to:

Sommer & Schneider LLP
Attn:  Herbert H. Sommer
595 Stewart Avenue, Suite 710
Garden City, NY  11530
Facsimile:  (516) 228-8211
E-Mail:      HSommer@ssllplaw.net

If the amendment is approved, absent your written instructions to the contrary below, Warrants will be delivered by Federal Express, second day, to your address as it appears on the Company’s Note register by July 15, 2007.

Trident Partners, Ltd., the placement agent with respect to the offering of the Notes, will be paid $25,000 and issued an amount of Warrants equal to the number of Warrants issued to their current customers that accept this proposal as a solicitation fee.

THE COMPANY RESERVES THE RIGHT TO MODIFY OR WITHDRAW THIS OFFER AT ANY TIME.

Very truly yours,

Oleg Logvinov, CEO

[Acceptance Page Follows]

ARKADOS GROUP, INC.
Request for Extension
June 28, 2007

I.           The undersigned (i)  represents that he, she or it is an accredited investor, understands that the Warrants and shares issuable upon exercise are restricted securities and may not be sold in the absence of an effective registration statement under the Securities Act of 1933, as amended, or the availability of an exemption therefrom; (ii) has reviewed the Company’s periodic and current reports filed under the Security Exchange Act of 1934 ,as amended; (iii) has not relied on any representation or warrants made by the Company; and (iv)  irrevocably agrees to the amendment set forth above.

II.           Special Delivery Instructions.  Please send my Warrant to:

__________________________________________

__________________________________________

__________________________________________

Dated: _______________, 2007	Print Name: ___________________________________ Signature: __________________________________ Title (if applicable): _____________________________ Telephone No.: ________________________________